UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TRITON INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-1276572
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Victoria Place, 5th Floor

31 Victoria Street

Hamilton, HM 10 Bermuda

(Address of Principal Executive Offices Including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
7.500% Series G Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a call of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-283474

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is the 7.500% Series G Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share with a liquidation preference of $25.00 per share (the “Series G Preference Shares”), of Triton International Limited (the “Registrant” or “Company”). The descriptions of the terms of the Series G Preference Shares are incorporated herein by reference to the Registrant’s prospectus supplement, dated January 7, 2026 (the “Prospectus Supplement”) together with the accompanying prospectus, dated January 10, 2025 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) relating to the offering of the Series G Preference Shares, which Prospectus forms a part of the Registrant’s Registration Statement on Form F-3 (File No. 333-283474) that was declared effective by the Securities and Exchange Commission on January 10, 2025. Reference is made specifically to the section in the Base Prospectus captioned “Description of Share Capital” and to the section in the Prospectus Supplement captioned “Description of Series G Preference Shares.”

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bye-Laws of Triton International Limited, dated April 27, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed July 27, 2021).

3.2	Memorandum of Association of Triton International Limited, dated September 29, 2015, as amended September 28, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed September 28, 2023).

4.1	Certificate of Designations of 7.500% Series G Cumulative Redeemable Perpetual Preference Shares (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 6-K filed January 12, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TRITON INTERNATIONAL LIMITED

Date: January 12, 2026	By:	/s/ Lily Colahan
		Name:	Lily Colahan
		Title:	Vice President, General Counsel and Secretary